SECURITIES AND EXCHANGE COMMISSION
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                              DEL WEBB CORPORATION
                   -------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              PACIFIC PARTNERS, LLC
 -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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

NEWS RELEASE
FOR IMMEDIATE RELEASE
Oct. 27, 2000


          PACIFIC PARTNERS SOLICITS SUPPORT FROM DEL WEBB STOCKHOLDERS

         PHOENIX (Oct. 27, 2000) -- Pacific Partners,  LLC, a private investment group, today announced that it has mailed to Del Webb stockholders the following letter:

                              PACIFIC PARTNERS LLC

                                October 27, 2000

                       VOTE FOR DIRECTORS WHOSE INTERESTS
                             ARE ALIGNED WITH YOURS

DEAR FELLOW  DEL WEBB STOCKHOLDER:

         Pacific Partners LLC owns more than 1,000,000 shares of Del Webb stock -- more than five times the amount owned by the entire Del Webb Board of Directors (excluding unexercised stock options). We share with you a common interest in seeing Del Webb prosper and the value of our investment grow. However, as you are no doubt painfully aware, Del Webb investors have been taking a beating for years. We want to change that.

         We are proposing two nominees for election to the Board at the November 2 Annual Meeting. If elected, our nominees will constitute only two seats on Del Webb's ten-man Board. Judging by its past performance in providing returns to stockholders, we believe the Board is in dire need of new ideas, a fresh perspective and directors with a significant personal investment in the Company. In short, we believe that the Del Webb Board needs a wake-up call.

                  REASONS WHY DEL WEBB'S BOARD NEEDS NEW BLOOD

1. Poor Performance Although management tells you it has been "frustrated" by Del Webb's stock performance, it attempts to lay the blame on Wall Street for low valuations for the Company's entire industry. Take a closer look. Over the last five years, Del Webb's total return to stockholders was a negative 32%. During the same period however, the eleven home builders similar to Del Webb posted some impressive returns for their stockholders, averaging a gain of more than 78%. In fact, Del Webb was dead last among these 11 companies, and was the only company to show a negative return for its investors for the last five years. Visit our web site (www.pacificpartners.bizland.com) for more information.

2. Lack of Personal Commitment In our opinion, the best way to align the interests of a company's directors with its stockholders is through a significant personal investment in the company's stock. One of the two directors we are seeking to replace has sat on Del Webb's Board for 12 years, yet he owns only 816 shares of Del Webb stock (excluding unexercised stock options since no personal funds are invested unless and until exercised). The other candidate nominated by management - unlike you - does not own a single share of Del Webb stock other than unexercised options. He is not even entitled to vote for himself at the annual meeting! In contrast, through his ownership interest in Pacific Partners, William Levine has a direct financial interest in over 424,000 shares of Del Webb stock. Our other nominee, Brian O'Connor, is an independent nominee owning 2,000 shares of Del Webb stock and has committed to take all director fees in Del Webb stock. We believe that there can be no doubt that our interests are aligned with yours

3. Board Entrenchment Recently, your Company received a proposal from J.F. Shea Company, Inc. expressing an interest in purchasing all Del Webb shares at a price of $30 per share, a premium of 48.7% over the 90-day average trading price at the time the offer was first announced. Del Webb's CEO, LeRoy Hanneman called the Shea proposal "inadequate" and "deficient in many ways." Although Del Webb management stated later that it would give "careful consideration" to any viable and complete proposal, Shea has publicly criticized Del Webb for being "intent on impeding the process" of bringing a $30 offer to stockholders. We are not in any way endorsing the Shea proposal today, but our nominees, if on the Board, would actively pursue it to see if a transaction is possible that would maximize stockholder value. In deciding whom to believe, we think you should note the wide array of antitakeover devices Del Webb has erected, including a staggered board of directors (preventing a change in control for at least two stockholder meetings), and prohibitions against stockholders calling special meetings, acting by written consent or removing directors (unless a crime is committed). We won't even go into the lucrative golden parachute provisions for certain executives.

Whose interests do you think the Board is more concerned with - yours or theirs?

             WHY PACIFIC PARTNERS' TWO NOMINEES DESERVE YOUR SUPPORT

1. Track Record. Both of Pacific Partners' nominees have demonstrated the ability to provide superior returns for stockholders. Messrs. Levine and O'Connor served as chairman and director, respectively, of Outdoor Systems, Inc., then a publicly-traded outdoor media firm. From its initial public offering in 1996 through its sale in December 1999, stockholders of Outdoor Systems enjoyed a total cumulative return of more than 2,400%.

2. Willing to Explore All Alternatives. If elected to the Del Webb Board, our director nominees will take very seriously their fiduciary duty to protect and advance the best interests of all Del Webb stockholders. We will consider any course of action that might be in the stockholders' interests. We would welcome discussions with a potential suitor to ascertain the highest price they were willing to pay for Del Webb stock. In our view, that is the only way to determine if it is the right time to sell the company. Remember - we stand to make money only if you make money as well. Our gains will be realized by a higher stock price, not through lucrative salaries, bonuses, stock option plans and golden parachutes at the expense of Del Webb stockholders.

             VOTE TODAY - THE ANNUAL MEETING IS ONLY A FEW DAYS AWAY

         We need your support to bring new ideas to the Del Webb Board. However, unless your BLUE proxy is received very shortly, your vote for Pacific Partners' nominees may not make it in time to be counted. Please use the enclosed pre-paid courier envelope to return your BLUE proxy. The expense of this service will be paid by Pacific Partners, who will not seek reimbursement from Del Webb.

         Please make sure your latest-dated proxy is a BLUE card voting FOR Pacific Partners' nominees. A later-dated white card, even if marked "withhold authority" to vote for the management candidates, will revoke your vote for Pacific Partners' nominees. You have the legal right to change your vote and return a BLUE card, even if you have already voted a white card. If you have any questions or need assistance in voting your Del Webb shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at: (800) 207-2872.

         Thank you for your support. We look forward to working hard on your behalf to maximize the value of our collective investment in Del Webb.

                                                         Pacific Partners :LLC

                                 -- BULLETIN --

         As the enclosed letter was going to press, we learned that Institutional Shareholder Services (ISS) had just issued its voting recommendation with respect to the Del Webb proxy contest. ISS is the world's foremost proxy advisory firm, providing independent proxy analysis and voting recommendations to hundreds of money managers, public and private pension funds and insurance companies, among others, managing billions of dollars of equity investments.

 ISS has concluded that Del Webb stockholders should vote FOR Pacific Partners'
                        nominees on the BLUE proxy card.

In its analysis, ISS stated, in part:

o "Most of Pacific Partners' argument regarding inefficiencies are addressed in Del Webb's business plan that has been in effect for the last several years. This would indicate that the company may need help in the implementing its plan as well as capitalizing on its brand name."

o "There are also some indications of management entrenchment as shown by the reluctance of Del Webb's board to consider Shea's disputed offer. The question now is how long should shareholders have to wait to see a return on their investment. Should they stay the course for the potential gains that the coming baby boomers have to offer or attempt to cash out now? Either way this choice should be left up to Del Webb shareholders, and their best chance to realize this opportunity may be by injecting some new blood into the board."

o "On the contrary, in light of Del Webb's stock performance, it appears [Pacific Partners is] merely concerned about the management of their investment. In this case, we believe the dissident slate will bring a fresh perspective to the Del Webb board and may help to better align the interests of management with those of shareholders."

                                (emphasis added)

                                       ***
         Information regarding the identity of persons who, under SEC rules, may be deemed to be  participants  in Pacific  Partners'  solicitation of Del Webb's stockholders,  and their interests in the solicitation, are set forth in Pacific

Partners' definitive proxy statement filed October 19, 2000 with the SEC. Copies of the definitive  proxy statement are being mailed to Del Webb's  stockholders.

Stockholders  are urged to read the Pacific  Partners  proxy  statement  and any other  relevant  documents  that may be filed with the SEC because  they contain important  information.  All of these  materials are available free of charge at the Pacific  Partners Web site  (www.pacificpartners.bizland.com).  Stockholders can  obtain  copies  of these  documents  free of  charge  at the SEC's Web site

(www.sec.gov).  Copies are also  available  free of charge from D.F.  King & Co.

Inc. at  1-800-207-2872  or  jcornwel@dfking.com.  Stockholders  should read the

Pacific Partners proxy statement carefully before making any voting decisions.

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